Exhibit 10.18

Contract Number:2010110801

Current Fund Loan Contract

Debit (Party A): Tianjin BOAI Leechdom Technique Co., Ltd.
Address: No. 55, Miyun Road, Nankai District
Legal Representative: Xia Xuecheng

Credit (Party B):Bank of Tianjin Co., Ltd. Yinlian Sub-branch
Address:
Legal Representative: Wu Chengyu

List of Details

Amount of the Loan	10 Million RMB (¥10,000,000)
Term of the Loan	commence on Nov. 9, 2010 (M,D,Y) for a twelve- month term ending at Nov. 8, 2011 (M,D,Y)
Annual Interest Rate	6.116%

Article 8 Liability for Breach of Contract

8.1

Both of the Parties shall fulfill the obligations appointed by the Contract from the effective date of the Contract. Should all or part of the obligations appointed by the Contract be unable to be fulfilled owing to the fault of one party, the breaching party shall bear the responsibilities thus caused.

8.2	Party B has the right to require late payment fees in the event that Party A does not take out and withdrawal the loan according to Article 3.3 of the Contract.

8.3	Party B shall pay late payment fees on the basic of the contract interest rate by the day in the event that they do not take out and withdrawal the loan according to Article 3.3 of the Contract.

8.4

Party B has the right to receive the interest according to the term and the rate appointed by the Contract in the event that Party A returns the loan hereunder ahead of time without approval from Party B.

8.5

Party B has the right to require Party A to pay off the debt within time limit in the event that Party A does not repay principal of the loan and its interest at the expiry date. Party A authorizes Party B to deduct the funds from all accounts opened by Bank of Tianjin and all of its sub-branches in order to cancel out the debt hereunder. Meanwhile additional rate at50%(30% - 50%) shall be required for the overdue loan as penalty interests on the basic of the contract rate, and the other additional rate at50% (30%-50%) shall be required as compound interests on the basic of the contract rate.

Foreign exchange from deduction of amounts shall be converted on the basic of bank purchase prices of exchange price quotation on the deduction date announced by Party B.

8.6

Party B has the right to stop offering loans in the event that Party A does not make use of the loan according to the usages specified in the contract, furthermore has the right to withdraw part of even entire of the loan or terminate the contract. Additional rate at 100% (50% - 100%) shall be required for default use of the loan by Party A as penalty interests on the basic of contract rate according to days of default use, and another additional rate at 100% (50% - 100%) shall be required for the unpaid interests as compound interests on the basic of the contract rate.

8.7

Interests which unpaid by Party A during the loan term shall be required for compounded interests in accordance with the rate appointed by the Contract. Party B has the right to withdraw part or total of the loan in the event that the interests do not be paid for continuous two terms. When payment of the loan is overdue, compounded interests shall be ordered at the rate appointed by Article 8.5.

8.8	In case Party A make use of the loan together with the situations both in 8.5 and 8.6, Party B shall select the heavier one to decide the punishment, may not impose on both.

8.9

Whenever Party A commits any of the following acts, Party B has the right to withdraw part of or total of the loan in advance. In the event that Party B withdraws the loan, Party A authorizes Party B to deduct the funds from all accounts opened in Bank of Tianjin and all of its sub-branches by Party A. If the funds still could not be withdrawn, Party A agrees that Party B could ensure their first call creditor right through litigation or arbitration and other manners. Under mutual consent, Party B has the right to ask for liquidated damages at overdue lending rate from Party A by the day, commence on the date when Party B has the right to withdraw the loan ending at the date when all loans withdrawn.

8.9.1	when providing to Party B with falsified balance sheet, income statement and other financial information or in which important facts are concealed;

8.9.2	when not acting in concert with or refusing to accept the supervision by Party B on the usage of the loan or and operation of the production;

8.9.3	when transferring or dealing with, or threatening to transfer or deal with the important part of their essential assets;

8.9.4

when the important part or the entire part of their assets are seized by other creditors, or taken over by appointed mandatories, receivers or similar people, or the assets are detained or frozen, and other conditions which may cause the loss of Party B;

8.9.5

when contract, tenancy, shareholding reform, pool operation, combination, merger, joint venture, division, decrease of capital, changes in shareholdings, transference occurring without approval by Party B and other actions which may be sufficient to cause influence on the realization of interest or crisis against safety of creditor rights of Party B;

8.9.6

when habitation, address, business scope, legal representative and other industrial and commercial registration matters are changed, or when conditions of substantial investment to external or foreign which may cause strong impact or menace to Party B;

8.9.7	when involving momentous economic disputes or temporary trouble in our financing status which cause strong impact or menace to Party B;

8.9.8	when other actions which may cause menace or heavy loss to Party B about their creditor rights hereunder occur;

8.9.9	when Party A does not notice to Party B about events occurring which included in 8.9.4, 8.9.6, 8.9.7, 8.9.8 during the term of contract.